Exhibit 5.1

August 24, 2015

Rocky Mountain Chocolate Factory Inc.

265 Turner Drive

Durango, Colorado 81303

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of Rocky Mountain Chocolate Factory, Inc.

Ladies and Gentlemen:

We have acted as counsel to Rocky Mountain Chocolate Factory, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 250,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), which may be issued under the Rocky Mountain Chocolate Factory, Inc. 401(k) Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP